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CSX CORPORATION

                                                CONTACT: Thomas E. Hoppin
                                                         (804) 782-1450


FOR IMMEDIATE RELEASE:

        RICHMOND -- Nov. 3, 1996 -- CSX Corporation (CSX) (NYSE:CSX) today released the following statement:

        "CSX CORPORATION TODAY ANNOUNCED THAT, AT THE INITIATION OF NORFOLK SOUTHERN CORP. (NORFOLK SOUTHERN), IT IS HAVING CONVERSATIONS WITH NORFOLK SOUTHERN ABOUT A POSSIBLE SALE BY THE POST-MERGER CSX/CONRAIL OF CERTAIN MATERIAL ASSETS. CSX HAS ADVISED CONRAIL INC. OF SUCH CONVERSATIONS. NO AGREEMENTS HAVE BEEN REACHED AND THERE CAN BE NO ASSURANCE THAT ANY AGREEMENTS WILL BE REACHED. UNDER THE TERMS OF THE CSX/CONRAIL MERGER AGREEMENT, MUTUAL AGREEMENT BETWEEN CSX AND CONRAIL WOULD BE REQUIRED FOR AN AGREEMENT OF THE TYPE DISCUSSED."

        CSX Corporation, headquartered in Richmond, VA, is an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge, and contract logistics services.

        The address of CSX's home page on the Internet is: http://www.CSX.com.